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                                                  [LOGO]PACIFIC LIFE
                                                  Pacific Life Insurance Company
                                                  700 Newport Center Drive
                                                  Newport Beach, CA 92660


                   GUARANTEED EARNINGS ENHANCEMENT (GEE) RIDER


This Rider is part of your Contract and should be attached to it.
Notwithstanding any provision of your Contract to the contrary, the provisions of this Rider shall prevail over the provisions of your Contract.

GUARANTEED EARNINGS ENHANCEMENT (GEE) - You have purchased a Guaranteed Earnings Enhancement (GEE) Rider. This Rider provides for an additional amount ("GEE Amount") to be included in the death benefit proceeds when such proceeds become payable as a result of the Annuitant's death.

This Rider may only be purchased if the Age of each Annuitant is 75 years or younger on the date of purchase. The date of purchase is the Effective Date of this Rider as shown on Page 2. Once purchased, this Rider will remain in effect until the earlier of:

     (a) the date a full withdrawal of the amount available for withdrawal is made under the Contract;
     (b)  the date a death benefit becomes payable under the Contract;
     (c) the date the Contract is terminated in accordance with the provisions of the Contract; or
     (d)  the Annuity Date.

GEE CHARGE - An annual charge ("GEE Charge") for expenses related to this Rider will be deducted from your Investment Options on a proportionate basis on each Contract Anniversary that this Rider remains in effect. The GEE Charge is equal to 0.25% multiplied by the Contract Value on the date the GEE Charge is deducted. Any portion of the GEE Charge we deduct from any of our fixed rate General Account options will not be greater than the annual interest credited in excess of 3%.

In the event of a full withdrawal of the amount available for withdrawal under the Contract, the entire GEE Charge for the Contract Year in which such withdrawal occurs will be netted out of the final payment.

GEE AMOUNT - The GEE Amount is calculated as follows:

     (1) If the age of the oldest Annuitant was age 69 or younger on the Effective Date of this Rider, the GEE Amount is equal to the lesser of:

               (a)  40% of Earnings; or
               (b) 40% of Remaining Purchase Payments, excluding any Purchase Payments made in the 12 months prior to the date of death, adjusted for withdrawals.

     (2) If the age of the oldest Annuitant was age 70 to 75 on the Effective Date of this Rider, the GEE Amount is equal to the lesser of:

               (a)  25% of Earnings; or
               (b) 25% of Remaining Purchase Payments, excluding any Purchase Payments made in the 12 months prior to the date of death, adjusted for withdrawals.


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For purposes of calculating the GEE Amount:

     (1) EARNINGS are equal to the Contract Value as of the date of death minus Remaining Purchase Payments.

     (2)  REMAINING PURCHASE PAYMENTS is defined as (a) or (b) below:

          (a) If this Rider is effective on the Contract Date, Remaining Purchase Payments are equal to:

               (1)  the Initial Purchase Payment; plus
               (2)  any additional Purchase Payments added; minus
               (3) the amount that each withdrawal exceeds the amount of Earnings in the Contract immediately prior to such withdrawal.

              Withdrawals are assumed to be taken from Earnings first, then from Purchase Payments in the order they were received.

          (b) If this Rider is effective after the Contract Date, Remaining Purchase Payments are equal to:

               (1)  the Contract Value on the Effective Date; plus
               (2) any additional Purchase Payments added since the Effective Date of this Rider; minus
               (3) the amount that each withdrawal taken after the Effective Date of this Rider exceeds the amount of Earnings in the Contract accumulated since that date.

               Withdrawals are assumed to be taken first from Earnings accumulated since the Effective Date of this Rider, then from Purchase Payments in the order they were received.

If the Surviving Spouse of the deceased Owner continues the Contract in accordance with its terms and conditions, then all provisions of this Rider for the Surviving Spouse will be based on the age of the Surviving Spouse on the date of death of the deceased Owner. If the Surviving Spouse is over age 75 on the date of death, this Rider will not be continued for such Surviving Spouse and the benefits and charges provided by this Rider will no longer be applied.

All other terms and conditions of your Contract remain unchanged.

EFFECTIVE DATE - This Rider is effective on the date shown below.

Effective Date:  [date]

                         PACIFIC LIFE INSURANCE COMPANY


          /s/ Thomas C. Sutton                           /s/ Audrey L. Milfs
       Chairman and Chief Executive Officer                 Secretary


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